Exhibit 2



                             JOINT FILING AGREEMENT



     AGREEMENT dated as of September 24, 1996 among Samuel Zell; Samuel Zell as Trustee of the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990; Alphabet Partners, an Illinois general partnership; ZFT Partnership, an Illinois general partnership; Ann Lurie; Ann Lurie as Trustee of the Ann Lurie Revocable Trust under trust agreement dated December 22, 1989; and LFT Partnership, an Illinois general partnership (collectively the "Reporting Persons").


     WHEREAS, the Reporting Persons beneficially own shares of Common Stock, par value $.05 per share, of Capsure Holdings Corp., a Delaware Corporation.

     WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

     WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission.

     NOW, THEREFORE, the parties hereto agree as follows:


        1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each party hereto;


        2.  Each party hereto will be responsible for the timely filing of the
            Schedule 13D, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13D or any amendment thereto, except to the extent such party knows or has reason to believe that such information in inaccurate.


        3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.


        4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


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

Exhibit 2



     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


/s/  Samuel Zell                           /s/  Ann Lurie
-----------------------------              -----------------------------
Samuel Zell                                Ann Lurie




Samuel Zell Revocable Trust                Ann Lurie Revocable Trust
U/T/A  01/17/90                            U/T/A  12/22/89


/s/  Samuel Zell                           /s/  Ann Lurie
-----------------------------              -----------------------------
Samuel Zell, Trustee                       Ann Lurie, Trustee




Alphabet Partners, an Illinois             LFT Partnership
 general partnership                       By:  Jesse Trust, a general partner
By:  SZA Trust, a general partner


/s/  Arthur A. Greenberg                   /s/  Ann Lurie
-----------------------------              -----------------------------
Arthur A. Greenberg, Trustee               Ann Lurie, Trustee





ZFT Partnership, an Illinois
  general partnership
By:  Samuel Zell Trust, a general partner


/s/  Sheli Z. Rosenberg
-----------------------------
Sheli Z. Rosenberg, Trustee





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